Contact:	Richard J. Lieb, Chief Financial Officer Greenhill & Co., Inc. (212) 389-1800

For Immediate Release

GREENHILL & CO. REPORTS FIRST QUARTER

EARNINGS PER SHARE OF $0.68

•	Quarterly total revenue up 73% and net income up 121% compared to prior year
•	Quarterly advisory revenue up 92% compared to prior year
•	Completed a $400 million initial public offering of GHL Acquisition Corp. (AMEX:GHQ), a special purpose acquisition company
•	Recruited first Managing Director focused on Health Care
•	Repurchased 78,630 shares during the quarter

NEW YORK, May 1, 2008 – Greenhill & Co., Inc. (NYSE: GHL) today reported revenues of $75.4 million and net income of $19.2 million for the quarter ended March 31, 2008. Diluted earnings per share were $0.68 per share for the quarter.

The Firm’s first quarter revenues compare with revenues of $43.5 million for the first quarter of 2007, which represents an increase of $31.9 million or 73%. The Firm’s first quarter net income and diluted earnings per share in 2008 compare with net income of $8.7 million and diluted earnings per share of $0.29 per share in the first quarter of 2007, which represents increases of 121% and 135%, respectively.

The Firm’s quarterly revenues and net income can fluctuate materially depending on the number and size of completed transactions on which it advised, the number and size of merchant banking gains (or losses) and other factors. Accordingly, the revenues and net income in any particular quarter may not be indicative of future results.

“We produced good results in the first quarter despite a number of transactions that were delayed to the second quarter or beyond as a result of deteriorating market conditions or other factors. Our revenue has held up well in the three quarters since the credit contraction began. We continue to be involved in some landmark transactions in the United States, Europe and Asia. And our compensation and other costs have remained well under control, resulting in a 40% pretax profit margin this quarter despite much more challenging market conditions,” Robert F. Greenhill, Chairman, said.

“While M&A announcements in all markets have obviously declined sharply in the year to date, we continue to see a good level of M&A dialogue among major corporations. Our traditional focus on corporations rather than private equity firms positions us well for this type of market. In many cases, transactions are being driven by the reduced equity valuations and lack of credit availability that have developed in recent months. We are also starting to see an increase in restructuring advisory opportunities,” Simon A. Borrows, Co-Chief Executive Officer, said.

“Regardless of the short term impact of the difficult credit environment, we believe the longer term impact will be beneficial to Greenhill in a number of ways. Many of our competitors are focused on extraordinary challenges that do not affect us. Talented senior professionals are increasingly interested in moving to smaller institutions like Greenhill with simpler, more focused business models. Clients are increasingly likely to seek a truly independent advisor to assist them in a more challenging environment. And our merchant banking funds have significant capital to invest at reduced valuations,” Scott L. Bok, Co-Chief Executive Officer, added.

Revenues

Revenues By Source

The following provides a breakdown of total revenues by source for the three month period ended March 31, 2008 and 2007, respectively:

	For the Three Months Ended
	March 31, 2008		March 31, 2007
	Amount	% of Total	Amount	% of Total
	(in millions, unaudited)
Financial advisory	$69.5	92%	$36.3	83%
Merchant banking fund management & other	5.9	8%	7.2	17%
Total revenues	$75.4	100%	$43.5	100%

Financial Advisory Revenues

Financial advisory revenues were $69.5 million in the first quarter of 2008 compared to $36.3 million in the first quarter of 2007, which represents an increase of 92%.

Completed assignments in the first quarter of 2008 included:

•	The sale by E. Brost & J. Funke GmbH & Co. KG of their holding in German retailing and services group Otto to the Otto family;
•	The sale of Foseco plc to Cookson Group plc;

•	The sale of Kelda Group plc to a consortium of international infrastructure investors;
•	The sale of Nikko Cordial Corp. to Citigroup Inc.; and
•	The acquisition by Roche Holding Ltd. of Ventana Medical Systems, Inc.

The increase in our financial advisory fees in the first quarter of 2008 as compared to the same period in 2007 generally reflected a larger number of completed assignments that were greater in scale.

The Firm announced in the first quarter of 2008 the recruitment of Michael A. Giaquinto (former Co-Head of the U.S. Health Care Group at Citigroup Global Markets) as a Managing Director based in New York and Andrew Woeber (former Managing Director of Morgan Stanley) to open our San Francisco office.

Merchant Banking Fund Management & Other

The following table sets forth additional information relating to our merchant banking fund management and other income:

	For The Three Months Ended March 31,
	2008	2007
	(in millions, unaudited)
Management fees	$5.0	$3.9
Net gains on investments in merchant banking funds	1.2	0.9
Merchant banking profit overrides	(1.1)	0.6
Other investment income (loss)	(0.6)	1.0
Interest income	1.4	0.8
Merchant banking fund management & other revenues	$5.9	$7.2

The Firm earned $5.9 million in merchant banking fund management and other revenues in the first quarter of 2008 compared to $7.2 million in the first quarter of 2007, representing a decrease of 18%. This decrease is primarily due to lower realized and unrealized principal investment gains in our merchant banking portfolio and a reversal of previously accrued profit overrides, offset partially by higher management fees and greater interest income. In total, during the first quarter of 2008 our merchant banking funds (and the Firm) recognized gains from nine (9) of our portfolio companies and recorded losses on six (6) of our portfolio companies.

In terms of new investment activity during the first quarter of 2008, our funds invested $14 million, 10% of which was Firm capital. In the same period in 2007, our funds invested $80 million, 10% of which was Firm capital. During the first quarter of 2008, Greenhill Capital Partners made an in-kind distribution of its remaining shareholdings of Crown Castle International Corp. (NYSE: CCI).

In the first quarter, we completed the offering of units in GHL Acquisition Corp., a blank check company sponsored by us. In the offering, GHL Acquisition Corp. raised $400 million. The Firm invested $8 million of its capital in GHL Acquisition Corp. and owns approximately 17.5% of its outstanding common stock.

“Across our funds, the diversity of our investments and our limited use of leverage have allowed us to minimize losses despite a very difficult environment. Equally important, we believe all of our current funds are well positioned to take advantage of the improved investment opportunities that result from the current difficult environment,” Robert H. Niehaus, Chairman of Greenhill Capital Partners, commented.

Expenses

Operating Expenses

Our total operating expenses for the first quarter of 2008 were $45.4 million, which compares to $29.4 million of total operating expenses for the first quarter of 2007. This represents an increase in total operating expenses of $16.0 million or 54%, reflecting principally an increase in compensation expense and is described in more detail below. The pre-tax income margin was 40% in the first quarter of 2008 compared to 32% for the first quarter of 2007.

The following table sets forth information relating to our operating expenses, which are reported net of reimbursements:

	For The Three Months Ended March 31,
	2008	2007
	(in millions, unaudited)
Employee compensation & benefits expense	$34.7	$20.2
% of revenues	46%	46%
Non-compensation expense	10.7	9.2
% of revenues	14%	21%
Total operating expense	45.4	29.4
% of revenues	60%	68%
Minority interest in net income of affiliates	(0.1)	0.0
Total income before tax	30.0	14.1
Pre-tax income margin	40%	32%

“We are pleased with our continuing ability to control non-compensation costs as our business operations expand, as well as our ability to maintain a compensation ratio that is lower than that of our peers,” Richard J. Lieb, Chief Financial Officer, commented.

Compensation and Benefits Expenses

Our employee compensation and benefits expenses in the first quarter of 2008 were $34.7 million, which reflects a 46% ratio of compensation to revenues. This amount compares to $20.2 million for the three months ended March 31, 2007, which also reflected a 46% ratio of compensation to revenues. The increase of $14.5 million or 72% is due to the higher level of revenues in the first quarter of 2008 compared to the comparable period in 2007.

Our compensation expense is generally based upon revenue and can fluctuate materially in any particular quarter depending upon the amount of revenue recognized as well as other factors. Accordingly, the amount of compensation expense recognized in any particular quarter may not be indicative of compensation expense in a future period.

Non-Compensation Expenses

Our non-compensation expenses were $10.7 million in the first quarter of 2008, which compared to $9.2 million in the first quarter of 2007, representing an increase of 16%. The increase is principally related to an increase in interest expense due to greater short term borrowings and greater information services and travel costs primarily incurred as a result of the growth in personnel and business development activities in the first quarter of 2008 as compared to the same period in 2007.

Non-compensation expenses as a percentage of revenue in the three months ended March 31, 2008 were 14% as compared to 21% for the three months ended March 31, 2007. The decrease in non-compensation expenses as a percentage of revenue in the first quarter of 2008 as compared to the same period in 2007 reflects a slightly higher amount of non-compensation expenses spread over significantly higher revenue.

The Firm’s non-compensation expenses as a percentage of revenue can vary as a result of a variety of factors including fluctuation in revenue amounts, the amount of recruiting and business development activity, the amount of reimbursement of engagement-related expenses by clients, the amount of short term borrowings, interest rate and currency movements and other factors. Accordingly, the non-compensation expenses as a percentage of revenue in any particular period may not be indicative of the non-compensation expenses as a percentage of revenue in future periods.

Provision for Income Taxes

The provision for taxes in the first quarter of 2008 was $10.9 million, which reflects an effective tax rate of approximately 36%. This compares to a provision for taxes in the first quarter of 2007 of $5.3 million based on an effective tax rate of approximately 38% for the period. The increase in the provision for taxes is due to the higher pre-tax income in the period partially offset by a slightly lower effective tax rate resulting from a decrease in the corporate tax rates in all foreign jurisdictions in which we operate.

The effective tax rate can fluctuate as a result of variations in the relative amounts of advisory and merchant banking income earned in the tax jurisdictions in which the Firm operates and invests. Accordingly, the effective tax rate in any particular quarter may not be indicative of the effective tax rate in future periods.

Liquidity and Capital Resources

As of March 31, 2008, our cash totaled $87.3 million, our investments totaled $96.7 million and we had $66.8 million in debt.

We had total commitments (not reflected on our balance sheet) relating to future investments in our merchant banking activities, of $77.7 million as of March 31, 2008. These commitments are expected to be drawn on from time to time over a period of up to five years from the relevant commitment dates of each fund.

The Firm repurchased 78,630 shares of its common stock in open market purchases at an average price of $63.58 during the first quarter of 2008.

Dividend

The Board of Directors of Greenhill & Co., Inc. has declared a dividend of $0.45 per share to be paid on June 18, 2008 to common stockholders of record on June 4, 2008.

“We remain confident in our ability to generate excess cash and view dividend distributions and share repurchases as a means of providing value to our shareholders,” Mr. Lieb said.

Greenhill & Co., Inc. is an independent investment banking firm that (i) provides financial advice on significant mergers, acquisitions, restructurings and similar corporate finance matters and (ii) manages merchant banking funds and commits capital to those funds. Greenhill acts for clients located throughout the world from offices in New York, London, Frankfurt, Toronto, Dallas and San Francisco.

Cautionary Note Regarding Forward-Looking Statements

The preceding discussion should be read in conjunction with our condensed consolidated financial statements and the related notes that appear below. We have made statements in this discussion that are forward-looking statements. In some cases, you can identify these statements by forward-looking words such as “may”, “might”, “will”, “should”, “expect”, “plan”, “anticipate”, “believe”, “estimate”, “predict”, “potential” or “continue”, the negative of these terms and other comparable terminology. These forward-looking statements, which are subject to risks, uncertainties and assumptions about us, may include projections of our future financial performance, based on our growth strategies and anticipated trends in our business. These statements are only predictions based on our current expectations and projections about future events. There are important factors that could cause our actual results, level of activity, performance or achievements to differ materially from the results, level of activity, performance or achievements expressed or implied by the forward-looking statements. These factors include, but are not limited to, those discussed in our Report on Form 10-K under the caption “Risk Factors”.

Greenhill & Co., Inc. and Subsidiaries

Condensed Consolidated Statements of Income (Unaudited)

	For the Three Months Ended March 31,
	2008	2007
Revenues
Financial advisory fees	$69,449,395	$36,330,134
Merchant banking revenue	4,530,815	6,339,869
Interest income	1,400,175	807,998
Total Revenues	75,380,385	43,478,001
Expenses
Employee compensation and benefits	34,674,978	20,231,255
Occupancy and equipment rental	2,614,948	2,261,873
Depreciation and amortization	1,105,821	995,686
Information services	1,733,482	1,231,714
Professional fees	924,299	835,497
Travel related expenses	1,946,894	1,823,209
Interest expense	1,156,186	317,495
Other operating expenses	1,192,062	1,688,318
Total expenses	45,348,670	29,385,047
Income before tax and minority interest	30,031,715	14,092,954
Minority interest in net income of affiliates	(50,199)	37,709
Income before tax	30,081,914	14,055,245
Provision for taxes	10,869,653	5,335,330
Net income	$19,212,261	$8,719,915
Average common shares outstanding:
Basic	28,116,288	29,420,772
Diluted	28,190,108	29,611,811
Earnings per share
Basic	$0.68	$0.30
Diluted	$0.68	$0.29